MutualFirst Financial, Inc. Declares Cash Dividend

MUNCIE, Ind., Feb. 22, 2011 /PRNewswire/ -- MutualFirst Financial, Inc. (Nasdaq: MFSF), the holding company of MutualBank, has announced the Company will pay a cash dividend of $ .06 per share for the first quarter of 2011.  The dividend will be payable on March 25, 2011 to shareholders of record on March 11, 2011.

" MutualFirst is pleased to pay this dividend," said David W. Heeter President and Chief Executive Officer.  Heeter continued, "We continue to be pleased with our performance during these challenging times."

The Company's subsidiary, MutualBank, is well capitalized and strong by all regulatory standards.

MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, President and CEO, +1-765-747-2880